NEVADA GOLD & CASINOS, INC. APPOINTS JAMES KOHN CHIEF FINANCIAL OFFICER

HOUSTON, October 17, 2006 -- Nevada Gold & Casinos, Inc. (AMEX:UWN) today announced that James J. Kohn has been appointed Chief Financial Officer, effective October 23, 2006. Mr. Kohn replaces Alan Greenstein who has accepted a senior level finance position at another gaming company.

Mr. Kohn, a Certified Public Account since 1982, was most recently Chief Financial Officer of Motor City Casino, a 75,000 square foot casino in Detroit, Michigan. Prior to that, he was the Corporate Director, Internal Audit for Penn National Gaming, a multi-jurisdictional owner and operator of gaming properties, including casinos, racetracks and off-track wagering facilities. He was previously Corporate Director of Financial Analysis of Penn National, and also had various financial roles at CRC Holdings, a wholly owned subsidiary operating racetracks and servicing riverboat and land-based casino entertainment facilities. Mr. Kohn also served as Vice President and Chief Financial Officer of Sands Hotel and Casino in San Juan, Puerto Rico, and before that he held several senior level positions in the financial services industry.

Mr. Robert B. Sturges, Chief Executive Officer of Nevada Gold, commented, “James brings more than 25 years of financial experience to Nevada Gold including several years at Carnival, where John Arnesen and I had the chance to work with him, and we are truly pleased to welcome someone with his knowledge and experience to our team. His financial management expertise and familiarity with all aspects of gaming operations should serve us well as we manage our existing projects and pursue new opportunities going forward.”

Mr. Sturges concluded, “We are very grateful to Alan for his contributions to the company and wish him well in his new role. We also appreciate that Mr. Greenstein has agreed to work with Mr. Kohn through a transition period concluding November 17, 2006.”

About Nevada Gold & Casinos

Nevada Gold & Casinos, Inc. (AMEX:UWN) of Houston, Texas is a developer, owner and operator of gaming facilities and lodging entertainment facilities in Colorado, California, and New York. The Company owns a 43% interest in the Isle of Capri-Black Hawk LLC, which owns Isle of Capri-Black Hawk and Colorado Central Station, both of which are in Black Hawk, Colorado. Colorado Grande Casino in Cripple Creek, Colorado is wholly owned and operated by Nevada Gold. The Company owns a 40% interest in the Tioga Downs Racetrack & Vernon Downs Racetrack in New York State and has a management contract for both facilities. The Company also works with Native American tribes in a variety of capacities. Native American projects consist of River Rock Casino in Sonoma County, California, a casino to be built in Tulsa, Oklahoma for the Muscogee (Creek) Nation, a casino to be built in Pauma Valley, California for the La Jolla Band of Luiseño Indians and a casino to be developed by Buena Vista Development Company, LLC in the city of Ione, California for Buena Vista Rancheria of Me-Wuk Indians. For more information, visit www.nevadagold.com.

CONTACT: Nevada Gold & Casinos, Inc.
H. Thomas Winn
Robert B. Sturges
(713) 621-2245

Integrated Corporate Relations
Don Duffy
(203) 682-8200